Exhibit 99.1

Piedmont Office Realty Trust Reports Fourth Quarter and Annual 2012 Results and 2013 Guidance

ATLANTA, February 7, 2013 --Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of primarily Class A properties located predominantly in the ten largest U.S. office markets, today announced its results for the quarter and year ended December 31, 2012.
Highlights for the Three Months and Year Ended December 31, 2012:

•	Completed 898,000 square feet of leasing during the fourth quarter bringing total year to date leasing to approximately 3.4 million square feet;

•	Achieved Core Funds From Operations ("CFFO") of $0.36 per diluted share and $1.43 per diluted share for the quarter and year ended December 31, 2012, respectively;

•
Continued to advance our portfolio repositioning strategy during 2012 by selling seven assets at a gain of $27.6 million, allowing us to exit two additional markets and dispose of our last two industrial assets;

•
Repurchased 0.5 million shares of our common stock at an average price of $17.48 per share during the quarter, bringing the total shares repurchased since commencing the program in December 2011 to 5.5 million shares at an average price of $16.83;

•	Paid off $185 million in secured debt and replaced our expiring unsecured line of credit with a comparable $500 million line;

•	Expanded the capability and experience of our executive team with the addition of two officers;

•	Received a favorable motion for summary judgment and a motion to dismiss in two class action lawsuits.

Donald A. Miller, CFA, President and Chief Executive Officer stated, “I am pleased with what we have accomplished this past year. We made strides in many different areas that I believe will all be beneficial to the Company as we move into 2013 and beyond. Although 2012 was a big year of lease expirations, our occupancy percentage actually increased as we successfully completed a large number of renewals and new leases. We also made progress in continuing to pare down the number of markets we operate in, while realizing meaningful gains for our stockholders. We were able to redeploy some of the proceeds from those asset sales into repurchases of our common stock on favorable terms. In addition, our balance sheet is in great shape, we've expanded our management team and tentatively settled two lawsuits. All of those items taken together make us well positioned to move forward.”

Results for the Fourth Quarter ended December 31, 2012

Piedmont's net income available to common stockholders for the fourth quarter of 2012, was $14.4 million, or $0.09 per diluted share, as compared with $119.0 million, or $0.69 per diluted share, for the fourth quarter of 2011. The prior year included $5.6 million, or $0.03 per diluted share, in operating income associated with eight properties that were sold during or subsequent to the fourth quarter of 20ll. The largest of these sold properties, the 35 W. Wacker Drive building, was sold during the fourth quarter of 2011 and resulted in the recognition of a $96.1 million, or $0.55 per diluted share, gain on sale during the fourth quarter of 2011. In addition, the current quarter's results include approximately $5.2 million, or

$0.03 per diluted share, in net casualty loss associated with losses incurred at certain of the Company's assets as a result of Hurricane Sandy.
Revenues for the quarter ended December 31, 2012 were $136.1 million, as compared with $135.6 million for the same period a year ago, primarily reflecting increased revenues associated with the commencement of several significant leases during the year ended 2012, offset by a reduction in reimbursement income associated with increased vacancy and abatement periods at certain properties.
Property operating costs were $55.1 million for the quarter ended December 31, 2012 which was comparable to the prior period. General and administrative expense decreased $1.1 million to $5.1 million due to lower compensation expense recorded during the current quarter.
FFO for the current quarter, which includes the $0.03 per diluted share casualty loss mentioned above, totaled $54.8 million, or $0.33 per diluted share, as compared with $65.9 million, or $0.38 per diluted share, for the quarter ended December 31, 2011. The prior quarter included $0.03 per diluted share in FFO contribution associated with eight properties that were sold during or subsequent to the fourth quarter of 20ll.
Core FFO, which excludes the casualty loss mentioned above, as well as $53,000 in transaction costs associated with a land acquisition during the quarter, totaled $60.1 million, or $0.36 per diluted share, for the current quarter, as compared to $65.3 million, or $0.38 per diluted share, for the quarter ended December 31, 2011. The prior quarter included $0.03 per diluted share in Core FFO contribution associated with eight properties that were sold during or subsequent to the fourth quarter of 20ll.
Adjusted FFO (“AFFO”) for the fourth quarter of 2012 totaled $31.3 million, or $0.19 per diluted share, as compared to $44.7 million, or $0.26 per diluted share, in the fourth quarter of 2011.
Results for the Year Ended December 31, 2012
Piedmont's net income available to common stockholders for the year ended 2012 was $93.2 million, or $0.55 per diluted share, as compared with $225.0 million, or $1.30 per diluted share, for the prior year. The prior year included $140.0 million, or $0.81 per diluted share, in operating income and gain on sales associated with ten properties that were sold subsequent to January 1, 20ll, whereas the current year only included $29.4 million, or $.17 per diluted share, of such income. Additionally, the current year's results include approximately $12.7 million, or $0.07 per diluted share, in net casualty losses and litigation settlement expense, whereas the prior year's results include approximately $9.1 million, or $0.05 per diluted share, in non-recurring income associated with the foreclosure and consolidation of the 500 W. Monroe building and higher lease termination income.
Revenues for the year ended December 31, 2012 were $536.4 million, as compared with $533.5 million for the prior year, primarily reflecting increased revenues associated with the commencement of several significant leases during the year ended 2012, offset by a reduction in reimbursement income associated with vacancies or rent abatements at certain properties and a $3.7 million reduction in lease termination income.
Property operating expenses were $212.9 million for the year ended December 31, 2012, as compared with $207.2 million for the prior year, primarily reflecting increased property tax expense as the prior year results included certain one time refunds due to successful appeals. General and administrative expense decreased $4.3 million from $25.1 million for the year ended December 31, 2011 to $20.8 million for the year ended December 31, 2012, primarily due to decreased legal expense and decreased compensation expense recorded in the current year.
FFO for the current year totaled $230.4 million, or $1.35 per diluted share, which includes the $0.07 per diluted share in casualty losses and litigation settlement expense mentioned above, as compared with $271.3 million, or $1.57 per diluted share, for the year ended December 31, 2011. Additionally, the prior year included $0.16 per diluted share more in FFO contribution associated with ten properties that were sold subsequent to January 1, 20ll, as well as approximately $0.04 per diluted share in non-recurring FFO contribution associated with the foreclosure and consolidation of the 500 W. Monroe building and higher lease termination income.
Core FFO, which excludes the casualty and litigation settlement expenses mentioned above, as well as $141,000 in transaction costs associated with two land acquisitions during the year, totaled $243.2 million, or $1.43 per diluted share, for the current year, as compared to $271.6 million, or $1.57 per diluted share, for the year ended December 31, 2011. The prior year included $0.16 per diluted share more in Core FFO contribution associated with ten properties that were sold subsequent to January 1, 20ll as well as approximately $0.04 in non-recurring Core FFO contribution associated with the foreclosure and consolidation of the 500 W. Monroe building and higher lease termination income.
AFFO for the year ended December 31, 2012 totaled $138.0 million, or $0.81 per diluted share, as compared to $202.6 million, or $1.17 per diluted share, for the year ended December 31, 2011, reflecting the impact of the above items as well as increased capital expenditures associated with the commencement of certain large leases during the current year.
Leasing Update
During the fourth quarter of 2012, the Company executed approximately 898,000 square feet of leasing throughout its markets bringing Piedmont's year to date total square footage leased to approximately 3.4 million. Of the leases signed during the quarter, 616,000 square feet, or 69%, was renewal-related and 282,000 square feet, or 31%, was with new tenants.
Same store net operating income (on a cash basis) for the quarter was $70.9 million compared to $69.4 million for the quarter ended December 31, 2011, reflecting the positive effect of recent leasing activity. As of December 31, 2012, the Company had 858,000 square feet of signed leases that have yet to commence for vacant spaces and an additional 1.8 million square feet of commenced leases that were in some form of abatement.
The Company's overall portfolio was 87.5% leased as of December 31, 2012, with a weighted average lease term remaining of approximately 6.9 years, a 6 month increase from a year ago. The stabilized portfolio was 90.5% leased as of December 31, 2012 as compared to 89.1% leased as of December 31, 2011. Details outlining Piedmont's significant upcoming lease expirations and the status of current leasing activity can be found in the Company's quarterly supplemental information package.
Capital Markets, Financing and Other Activities
As previously announced, during the year ended December 31, 2012, Piedmont completed the disposition of seven assets resulting in a total gain of $27.6 million. During the quarter, the Company purchased 0.5 million shares of its common stock at an average purchase price of $17.48 per share, bringing the total stock repurchased under the Company's $300 million stock repurchase program to 5.5 million shares at an average purchase price of $16.83 per share.
Piedmont's gross assets amounted to $5.2 billion as of December 31, 2012. Total debt was approximately $1.4 billion as of December 31, 2012 as compared to $1.5 billion as of December 31, 2011. The Company's total debt-to-gross assets ratio was 27.2% as of December 31, 2012 as compared with 27.5% as of December 31, 2011. Net debt to annualized core EBITDA ratio was 4.6 times and the Company`s fixed charge coverage ratio was 4.7 times. As of December 31, 2012, Piedmont had cash and capacity on its unsecured line of credit of approximately $364.5 million.
During the quarter ended December 31, 2012, the Company paid a quarterly dividend in the amount of $0.20 per share, bringing total dividends paid for the year ended December 31, 2012, to $0.80 per share. The Company anticipates announcing its first quarter 2013 dividend following its next regularly scheduled quarterly board meeting later this month.
Guidance for 2013
Based on management's expectations, the Company introduced its financial guidance for full-year 2013 as follows:

Low    High
Net Income                        $80 --    98 Million
Add: Depreciation and Amortization            $155 -- 160 Million
Deduct: Estimated Insurance Recoveries        $10 -- 15 Million

Core FFO                        $225 -    243 Million
Core FFO per diluted share                $1.35 - $1.45

These estimates reflect management's view of current market conditions and incorporate certain economic and operational assumptions and projections such as the anticipated move out of a significant governmental tenant and the decrease in net operations as a result of the sale of seven assets during 2012. This annual guidance includes the continued repositioning of the portfolio with dispositions approximating $300 million and acquisitions estimated to be $400 million during 2013. Actual results could differ from these estimates. Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to lease commencements and expirations, the timing of repairs and maintenance, capital expenditures, capital markets activities and one-time revenue or expense events. In addition, the Company's guidance is based on information available to management as of the date of this release.
Non-GAAP Financial Measures
This release contains certain supplemental non-GAAP financial measures such as FFO, AFFO, Core FFO, Same store net operating income, and Core EBITDA. See below for definitions and reconciliations of these metrics to their most comparable GAAP metric.

Conference Call Information
Piedmont has scheduled a conference call and an audio webcast for Friday, February 8, 2013 at 10:00 A.M. Eastern Time. The live audio webcast of the call may be accessed on the Company's website at www.piedmontreit.com in the Investor Relations section. Dial-in numbers are (888)572-7025 for participants in the United States and Canada and (719)325-2484 for international participants. The passcode is 2941607. A replay of the conference call will be available from 2:00 pm EST on February 8, 2013 until 2:00 pm EST on February 22, 2013, and can be accessed by dialing (888)203-1112 for participants in the United States and Canada and (719)457-0820 for international participants, followed by passcode 2941607. A webcast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio webcast and conference call, the Company's management team will review fourth quarter and annual 2012 performance, discuss recent events and 2013 guidance, and conduct a question-and-answer period.
Supplemental Information
Quarterly Supplemental Information as of and for the period ended December 31, 2012 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust
Piedmont Office Realty Trust, Inc. (NYSE: PDM) is a fully-integrated and self-managed real estate investment trust (REIT) specializing in high-quality, Class A office properties located primarily in the ten largest U.S. office markets, including Chicago, Washington, D.C., New York, Los Angeles, Boston, and Dallas. As of December 31, 2012, Piedmont's 74 wholly-owned office buildings were comprised of over 20 million rentable square feet. The Company is headquartered in Atlanta, GA, with local management offices in each of its major markets. Piedmont is investment-grade rated by Standard & Poor's and Moody's and has maintained a low-leverage strategy while acquiring and disposing of properties during its fourteen year operating history.  For more information, see www.piedmontreit.com.

Forward Looking Statements
Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include whether the Company's 2012 accomplishments will be beneficial to the Company in future years and the Company`s estimated range of Core FFO and Core FFO per diluted share for the year ending December 31, 2013.
The following are some of the factors that could cause the Company`s actual results and its expectations to differ materially from those described in the Company`s forward-looking statements: the Company`s ability to successfully identify and consummate suitable acquisitions; current adverse market and economic conditions; lease terminations or lease defaults, particularly by one of the Company`s large lead tenants; the impact of competition on the Company`s efforts to renew existing leases or re-let space; changes in the economies and other conditions of the office market in general and of the specific markets in which the Company operates; economic and regulatory changes; additional risks and costs associated with directly managing properties occupied by government tenants; adverse market and economic conditions and related impairments to the Company`s assets, including, but not limited to, receivables, real estate assets and other intangible assets; the success of the Company`s real estate strategies and investment objectives; availability of financing; costs of complying with governmental laws and regulations; uncertainties associated with environmental and other regulatory matters; the Company`s ability to continue to qualify as a REIT under the Internal Revenue Code; the impact of outstanding or potential litigation; and other factors detailed in the Company`s most recent Annual Report on Form 10-K for the period ended December 31, 2011, and other documents the Company files with the Securities and Exchange Commission.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31, 2012	December 31, 2011
	(unaudited)
Assets:
Real estate assets, at cost:
Land	$629,536	$640,196
Buildings and improvements	3,792,035	3,759,596
Buildings and improvements, accumulated depreciation	(883,957)	(792,342)
Intangible lease asset	122,685	198,667
Intangible lease asset, accumulated amortization	(67,940)	(119,419)
Construction in progress	20,373	17,353
Total real estate assets	3,612,732	3,704,051

Investment in unconsolidated joint ventures	37,226	38,181
Cash and cash equivalents	12,957	139,690
Tenant receivables, net of allowance for doubtful accounts	25,038	24,722
Straight line rent receivable	122,299	104,801
Due from unconsolidated joint ventures	463	788
Restricted cash and escrows	334	9,039
Prepaid expenses and other assets	13,022	9,911
Goodwill	180,097	180,097
Interest rate swap	1,075	—
Deferred financing costs, less accumulated amortization	6,454	5,977
Deferred lease costs, less accumulated amortization	243,178	230,577
Total assets	$4,254,875	$4,447,834

Liabilities:
Line of credit and notes payable	$1,416,525	$1,472,525
Accounts payable, accrued expenses, and accrued capital expenditures	127,263	122,986
Deferred income	21,552	27,321
Intangible lease liabilities, less accumulated amortization	40,805	49,037
Interest rate swap	8,235	2,537
Total liabilities	1,614,380	1,674,406

Stockholders' equity :
Common stock	1,676	1,726
Additional paid in capital	3,667,051	3,663,662
Cumulative distributions in excess of earnings	(1,022,681)	(891,032)
Other comprehensive loss	(7,160)	(2,537)
Piedmont stockholders' equity	2,638,886	2,771,819
Non-controlling interest	1,609	1,609
Total stockholders' equity	2,640,495	2,773,428
Total liabilities and stockholders' equity	$4,254,875	$4,447,834

Net Debt (Debt less cash and cash equivalents and restricted cash and escrows)	1,403,234	1,323,796
Total Gross Assets (1)	5,206,772	5,359,595

Number of shares of common stock outstanding at end of period	167,556	172,630

(1) Total assets exclusive of accumulated depreciation and amortization related to real estate assets.

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands)

	Three Months Ended		Year Ended
	12/31/2012	12/31/2011	12/31/2012	12/31/2011
Revenues:
Rental income	$108,055	$105,643	$425,232	$412,093
Tenant reimbursements	26,713	29,379	107,833	115,082
Property management fee revenue	599	281	2,318	1,584
Other rental income	712	320	999	4,734
Total revenues	136,079	135,623	536,382	533,493

Operating expenses:
Property operating costs	55,097	54,992	212,932	207,199
Depreciation	29,550	26,611	112,801	102,804
Amortization	10,631	15,387	50,105	54,485
General and administrative	5,136	6,205	20,766	25,074
Total operating expenses	100,414	103,195	396,604	389,562

Real estate operating income	35,665	32,428	139,778	143,931

Other income (expense):
Interest expense	(16,296)	(16,179)	(65,023)	(65,817)
Interest and other income (expense)	68	(357)	833	2,774
Litigation settlement expense	—	—	(7,500)	—
Net casualty loss	(5,170)	—	(5,170)	—
Equity in income of unconsolidated joint ventures	185	587	923	1,619
Gain on consolidation of variable interest entity	—	—	—	1,532
Gain on extinguishment of debt	—	1,039	—	1,039
Total other income (expense)	(21,213)	(14,910)	(75,937)	(58,853)

Income from continuing operations	14,452	17,518	63,841	85,078

Discontinued operations:
Operating income	(4)	5,605	1,801	17,321
Gain/(loss) on sale of real estate assets	(6)	95,901	27,577	122,657
Income from discontinued operations	(10)	101,506	29,378	139,978

Net income	14,442	119,024	93,219	225,056

Less: Net income attributable to noncontrolling interest	(4)	(4)	(15)	(15)

Net income attributable to Piedmont	$14,438	$119,020	$93,204	$225,041

Weighted average common shares outstanding - diluted	167,951	173,036	170,441	172,981

Per Share Information -- diluted:
Income from continuing operations	$0.09	$0.10	$0.38	$0.49
Income from discontinued operations	$0.00	$0.59	$0.17	$0.81
Net income available to common stockholders	$0.09	$0.69	$0.55	$1.30

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended		Year Ended
	12/31/2012	12/31/2011	12/31/2012	12/31/2011
Net income attributable to Piedmont	$14,438	$119,020	$93,204	$225,041

Depreciation (1) (2)	29,735	27,287	114,340	110,421
Amortization (1)	10,666	15,531	50,410	60,132
(Gain)/loss on sale of real estate assets (1)	6	(95,901)	(27,577)	(122,773)
Gain on consolidation of variable interest entity	—	—	—	(1,532)
Funds from operations*	54,845	65,937	230,377	271,289

Litigation settlement expense	—	—	7,500	—
Net casualty loss	5,170	—	5,170	—
Gain on extinguishment of debt	—	(1,039)	—	(1,039)
Acquisition costs	53	372	141	1,347
Core funds from operations*	60,068	65,270	243,188	271,597

Depreciation of non real estate assets	104	77	502	499
Stock-based and other non-cash compensation expense	754	1,730	2,246	4,705
Deferred financing cost amortization	592	649	2,648	3,195
Straight-line effects of lease revenue (1)	(5,917)	(5,019)	(17,153)	(9,507)
Net effect of amortization of below-market in-place lease intangibles(1)	(1,046)	(2,215)	(5,678)	(7,065)
Income from amortization of discount on purchase of mezzanine loans	—	—	—	(484)
Amortization of note payable step up	—	—	—	1,413
Acquisition costs	(53)	(372)	(141)	(1,347)
Non-incremental capital expenditures (3)	(23,227)	(15,392)	(87,657)	(60,401)
Adjusted funds from operations*	$31,275	$44,728	$137,955	$202,605

Weighted average common shares outstanding - diluted	167,951	173,036	170,441	172,981

Funds from operations per share (diluted)	$0.33	$0.38	$1.35	$1.57
Core funds from operations per share (diluted)	$0.36	$0.38	$1.43	$1.57
Adjusted funds from operations per share (diluted)	$0.19	$0.26	$0.81	$1.17

(1)	Includes adjustments for consolidated properties, including discontinued operations, and for our proportionate share of amounts attributable to unconsolidated joint ventures.

(2)	Excludes depreciation of non real estate assets.

(3)
Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

*Definitions

Funds From Operations ("FFO"): FFO is calculated in accordance with the current National Association of Real Estate Investment Trusts ("NAREIT") definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property and impairment losses, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO may provide valuable comparisons of operating performance between periods and with other REITs. FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income. We believe that FFO is a beneficial indicator of the performance of an equity REIT. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do; therefore, our computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): We calculate Core FFO by starting with FFO, as defined by NAREIT, and adjusting for certain non-recurring items such as gains or losses on the early extinguishment of debt, acquisition-related costs and other significant non-recurring items. Such items create significant earnings volatility. We believe Core FFO provides a meaningful measure of our operating performance and more predictability regarding future earnings potential. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income; therefore, it should not be compared to other REITs' equivalent to Core FFO.

Adjusted Funds From Operations ("AFFO"): AFFO is calculated by deducting from Core FFO non-incremental capital expenditures and acquisition-related costs and adding back non-cash items including non-real estate depreciation, straight lined rents and fair value lease revenue, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. Although AFFO may not be comparable to that of other REITs, we believe it provides a meaningful indicator of our ability to fund cash needs and to make cash distributions to equity owners. AFFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income, as an alternative to net cash flows from operating activities or as a measure of our liquidity.

Piedmont Office Realty Trust, Inc.
Core EBITDA, Property Net Operating Income, Same Store Net Operating Income
Unaudited (in thousands)

	Three Months Ended		Year Ended
	12/31/2012	12/31/2011	12/31/2012	12/31/2011

Net income attributable to Piedmont	$14,438	$119,020	$93,204	$225,041

Net income attributable to noncontrolling interest	4	91	15	468
Interest expense	16,296	17,457	65,023	71,749
(Gain) / loss on extinguishment of debt	—	(1,039)	—	(1,039)
Depreciation (1)	29,839	27,364	114,842	110,920
Amortization (1)	10,666	15,531	50,410	60,132
Litigation settlement expense	—	—	7,500	—
Net casualty (gain)/loss	5,170	—	5,170	—
(Gain) / loss on sale of properties (1)	6	(95,901)	(27,577)	(122,773)
(Gain) / loss on consolidation of VIE	—	—	—	(1,532)
Core EBITDA*	76,419	82,523	308,587	342,966

General & administrative expenses(1)	5,179	6,241	20,939	25,085
Management fee revenue	(599)	(281)	(2,318)	(1,584)
Interest and other income	(68)	357	(853)	(2,775)
Lease termination income	(712)	(320)	(999)	(5,038)
Lease termination expense - straight line rent & acquisition intangibles write-offs	618	186	1,003	924
Straight line rent adjustment(1)	(6,536)	(5,180)	(18,178)	(10,143)
Net effect of amortization of below-market in-place lease intangibles(1)	(1,046)	(2,239)	(5,655)	(7,354)
Property Net Operating Income (cash basis)*	73,255	81,287	302,526	342,081

Acquisitions	(1,745)	(4,489)	(12,357)	(11,326)
Dispositions	9	(6,363)	(2,491)	(29,415)
Unconsolidated joint ventures	(576)	(1,013)	(2,499)	(3,185)

Same Store NOI*	$70,943	$69,422	$285,179	$298,155

Change period over period in same store NOI	2.2%	N/A	(4.4)%	N/A

Fixed Charge Coverage Ratio (Core EBITDA/ Interest Expense)(2)	4.7
Annualized Core EBITDA (Core EBITDA x 4)	$305,676

(1)	Includes amounts attributable to consolidated properties, including discontinued operations, and our proportionate share of amounts attributable to unconsolidated joint ventures.

(2)	Piedmont had no capitalized interest, principal amortization or preferred dividends for any of the periods presented.

*Definitions

Core EBITDA: Core EBITDA is defined as net income before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property, or other significant non-recurring items. We do not include impairment losses in this measure because we feel these types of losses create volatility in our earnings and make it difficult to determine the earnings generated by our ongoing business. We believe Core EBITDA is a reasonable measure of our liquidity. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative measurement of cash flows from operating activities or other GAAP basis liquidity measures. Other REITs may calculate Core EBITDA differently and our calculation should not be compared to that of other REITs.

Property Net Operating Income (cash basis) ("Property NOI"): Property NOI is defined as real estate operating income with the add-back of corporate general and administrative expense, depreciation and amortization, and impairment losses and the deduction of income and expense associated with lease terminations and income associated with property management performed by Piedmont for other organizations. We present this measure on a cash basis, which eliminates the effects of straight lined rents and fair value lease revenue. The company uses this measure to assess its operating results and believes it is important in assessing operating performance. Property NOI is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Same Store Net Operating Income ("Same Store NOI"): Same Store NOI is calculated as the Core NOI attributable to the properties owned or placed in service during the entire span of the current and prior year reporting periods. Same Store NOI excludes amounts attributable to industrial properties and unconsolidated joint venture assets. We present this measure on an accrual basis and a cash basis, which eliminates the effects of straight lined rents and fair value lease revenue. We believe Same Store NOI is an important measure of comparison of our properties' operating performance from one period to another. Other REITs may calculate Same Store NOI differently and our calculation should not be compared to that of other REITs.